Exhibit 10.6

CENTERPOINT ENERGY SAVINGS RESTORATION PLAN
(Effective as of January 1, 2008)

First Amendment

WHEREAS, CenterPoint Energy, Inc. (the “Company”), maintains the CenterPoint Energy Savings Restoration Plan, effective as of January 1, 2008 (the “Plan”), for the benefit of its eligible employees; and

WHEREAS, the Company desires to reflect that the Benefits Committee is the plan administrator; and

WHEREAS, the Company desires to amend the Plan to clarify the earnings/losses crediting provisions under the Plan and to revise the Plan’s administrative procedures;

NOW, THEREFORE, the Company, having reserved the right under Section 6.2 thereof to amend the Plan, does hereby amend the Plan, effective as of the dates specified below, as follows:

1.           Effective as of February 25, 2011, the definition of “Committee” in Section 2.1(f) of the Plan is hereby deleted and the subsequent subsections are hereby renumbered accordingly.

2.           Effective as of January 1, 2011, Section 4.1(b) of the Plan is hereby amended to read as follows:

“(b)           Crediting of Earnings, Gains and Losses.  Within 60 days after the end of each Plan Year, provided a Participant is an active Employee as of the last day of such Plan Year, the Participant’s Plan account shall be credited or debited with earnings, gains and losses (‘Earnings/Losses’) on the total of (1) his account balance as of January 1st of the Plan Year, plus (2) the employer matching contributions and any discretionary contributions credited to his account during the Plan Year.  The Earnings/Losses for such Plan Year shall be based on the annualized rate of return for the Participant’s account under the Savings Plan for such Plan Year.  The Plan account of a Participant whose Separation from Service occurs prior to the last day of a Plan Year shall not be credited with Earnings/Losses for such Separation from Service Plan Year.”

3.           Effective as of February 25, 2011, the first two sentences of Section 5.1 of the Plan are hereby amended to read as follows:

“The Plan shall be administered, construed and interpreted by the Benefits Committee of CenterPoint Energy, Inc. (the ‘Committee’).  The Committee may delegate to another committee, individuals, or entities from time to time the performance of any of its duties or responsibilities hereunder, including, without limitation, the delegation of the Specified Employee determination.”

4.           Effective as of February 25, 2011, a new third sentence is hereby added after the second sentence of Section 5.6(c) to read as follows:

“Applicants must submit all claims within two years beginning on the later of (1) the date a payment was made or (2) the date on which a claim is incurred.”

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 30th day of March, 2011, but effective as of the dates specified herein.

CENTERPOINT ENERGY, INC.

By /s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:

/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary